Wells Fargo Funds Trust – International Equity Fund

EX-99.B(d)(2)(xiv)

APPENDIX A

ARTISAN INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST

Funds Trust Funds

International Equity Fund

Most recent annual approval by the Board of Trustees: April 4, 2005

Wells Fargo Funds Trust – International Equity Fund

APPENDIX B

ARTISAN INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is made as of the 1st day of February, 2005, by and between Wells Fargo Funds Trust (the “Trust”), Wells Fargo Funds Management, LLC (the “Adviser”) and Artisan Partners Limited Partnership (the “Sub-Adviser”).

WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on this Appendix B;

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the average daily net assets of the Artisan Portion throughout the month:

Name of Fund	Sub-Advisory Rate*
International Equity Fund	0-250M >250M	0.70 0.50	% %

If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Fund.

*	On November 8, 2005, the Board of Trustees approved certain sub-advisory fee rate changes effective January 1, 2006.

Wells Fargo Funds Trust – International Equity Fund

The foregoing fee schedule is agreed to as of November 8, 2005 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS TRUST on behalf of the Fund

By:	/s/ C. David Messman
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Andrew Owen
Andrew Owen
Senior Vice President

ARTISAN PARTNERS LIMITED PARTNERSHIP
By Artisan Investment Corporation, its general partner

By:	/s/ Janet D. Olsen
Janet D. Olsen
Vice President

3